Exhibit 99.1

FactSet Research Systems Inc.

601 Merritt 7

Norwalk, Connecticut 06851

203.810.1000 / 203.810.1001 Fax

News Release
Contact:
Rachel Stern
FOR IMMEDIATE RELEASE	FactSet Research Systems Inc.
203.810.1000

FactSet Research Systems Reports Results for the First Quarter of Fiscal 2010

Norwalk, Connecticut – December 15, 2009 – FactSet Research Systems Inc. (NYSE: FDS) (NASDAQ: FDS), a leading provider of integrated financial information and analytical applications to the global investment community, today announced its results for the first quarter of fiscal 2010.

For the quarter ended November 30, 2009, revenues were $155.2 million, down 0.2% compared to the prior year. Operating income for the first quarter advanced to $54.0 million, up 5% from $51.3 million in the same period of fiscal 2009. Net income rose to $36.1 million as compared to $35.6 million a year ago. Diluted earnings per share increased to $0.74, up from $0.73 in the same period of fiscal 2009. Included in the prior year first quarter were income tax benefits of $1.4 million or $0.03 per diluted share related to the reenactment of the U.S. Federal R&D credit in October 2008, retroactive to January 1, 2008.

Consolidated Statements of Income

(Condensed and Unaudited)

	Three Months Ended November 30,
(In thousands, except per share data)	2009	2008	Change
Revenues	$155,243	$155,632	(0.2)%
Operating income	54,047	51,330	5.3%
Other income	238	618	(61.5)%
Provision for income taxes	18,142	16,363	10.9%
Net income	36,143	35,585	1.6%
Diluted earnings per share	$0.74	$0.73	1.4%
Diluted weighted average shares	48,876	49,076

“While our business stabilizes, FactSet continues to invest for the future as we focus on increasing earnings per share. We are pleased with the adoption rate of both our proprietary content and new platform,” said Phil Hadley, Chairman and CE0. “We successfully released a new platform this quarter and early client acceptance metrics are very strong.”

Annual Subscription Value (“ASV”)

ASV increased $2 million during the first quarter. Excluding the first time inclusion of non-subscription revenues, ASV decreased $2 million organically during the quarter. ASV was $621 million at November 30, 2009. Of this total, 82% is derived from buy-side clients and the remainder is from the sell-side firms who perform M&A advisory work and equity research. ASV at any given point in time represents the forward-looking revenues for the next 12 months from all annual subscription services currently being supplied to clients in addition to the trailing 12 months of non-subscription revenues derived from workstations sold to summer interns, introducing brokerage services, M&A related publications and the Partner software product.

Financial Highlights

•	ASV from FactSet’s U.S. operations was $420 million and $201 million related to international operations.

•	U.S. revenues were $105 million, down 1% from the year ago quarter.

•	Non-U.S. revenues increased 1% to $50 million.

•	Operating margins expanded 180 basis points to 34.8%.

•	Free cash flow was $18.5 million.

•	The effective tax rate for the quarter was 33.4%.

•	Cash and investments in marketable securities were $218 million at November 30, 2009.

•	Accounts receivable decreased $3 million or 4% over the last three months.

Operational Highlights

•	Professionals using FactSet increased to 37,400, up 100 users.

•	Client count was 2,044 at November 30, a net decrease of 1 client during the quarter.

•	Annual client retention rate was greater than 95% of ASV and 87% of clients.

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Portfolio Analytics (“PA”) 2.0 was deployed by 647 clients representing 5,670 users. PA users increased by 30 during the quarter, while the number of PA clients remained the same as the previous quarter.

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Employee count at November 30, 2009 was 3,269, up 300 employees during the quarter. Over 90% of the increase in headcount during the quarter was driven by the expansion of FactSet’s proprietary content operation.

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Capital expenditures were $6.5 million, net of landlord contributions for construction of $0.2 million. Approximately 80% of capital expenditures were for computer equipment and the remainder covered office space expansion.

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On September 14, 2009, FactSet announced the release of the Company’s newest financial software platform. The new FactSet consolidates data and analytics, previously spread across multiple applications, onto one comprehensive, intuitive interface.

Share Repurchase Program

On December 14, 2009, the Board of Directors approved a $100 million expansion to the existing share repurchase program. The Company repurchased 777,400 shares for $52.1 million during the first quarter. Including the expansion, $150 million remains authorized for future repurchases. Common shares outstanding at November 30, 2009 were 47.1 million. Repurchases will be made from time to time in the open market and privately negotiated transactions, subject to market conditions. No minimum number of shares to be repurchased has been fixed. There is no timeframe to complete the repurchase program and it is expected that share repurchases will be paid using existing and future cash generated by operations.

Business Outlook

The following forward-looking statements reflect FactSet’s expectations as of December 15, 2009. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. The Company does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

Second Quarter Fiscal 2010 Expectations

•	Revenues are expected to range between $154 million and $158 million.

•	EPS should range between $0.73 and $0.75. Both ends of this range include a $0.01 reduction to reflect the lapse of the U.S. Federal R&D tax credit effective December 31, 2009.

Full Year Fiscal 2010

•	The 2010 guidance for capital expenditures, net of landlord contributions, is between $20 million and $26 million.

Conference Call

The Company will host a conference call today, December 15, 2009 at 11:00 a.m. (EDT) to review the first quarter fiscal 2010 earnings release. To listen, please visit the investor relations section of the Company’s website at www.factset.com.

Forward looking statements

This news release contains forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, subscriptions, expected expenditures and financial results are forward-looking statements. Forward-looking statements may be identified by words like “expected,” “anticipates,” “plans,” “intends,” “projects,” “should,” “indicates,” “continues,” “subscriptions” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet’s filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, the current status of the global economy; the ability to integrate newly acquired companies and businesses; the stability of global securities markets; the ability to hire qualified personnel; the maintenance of the Company’s leading technological position; the impact of global market trends on the Company’s revenue growth rate and future results of operations; the negotiation of contract terms with corporate vendors, data suppliers and potential landlords; the continued performance of Thomson Reuters under our Transition Services Agreement with them; the retention of key clients; the successful resolution of ongoing audits by tax authorities; the continued employment of key personnel; the absence of U.S. or foreign governmental regulation restricting international business; and the sustainability of historical levels of profitability and growth rates in cash flow generation.

About Non-GAAP Free Cash Flow

The presentation of free cash flow is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (“GAAP”). The GAAP financial measure, cash flows provided by operating activities, has been adjusted to report non-GAAP free cash flow that includes the cash cost for taxes and changes in working capital, less capital expenditures. Included in the just completed first quarter was $25.2 million of net cash provided by operations and $6.7 million of capital expenditures. Non-GAAP free cash flow is not intended as an alternative measure of cash flows provided by operating activities, as determined in accordance with GAAP in the U.S. FactSet uses this financial measure, both in presenting its results to shareholders and the investment community, and in the Company’s internal evaluation and management of the businesses. Management believes that this financial measure and the information FactSet provides are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. FactSet believes this measure is also useful to investors because it is an indication of cash flow that may be available to fund further investments in future growth initiatives.

About FactSet

FactSet Research Systems Inc. combines integrated financial information, analytical applications, and client service to enhance the workflow and productivity of the global investment community. The Company, headquartered in Norwalk, Connecticut, was formed in 1978 and now conducts operations along with its affiliates from more than twenty-three locations worldwide, including Boston, New York, Chicago, San Mateo, London, Amsterdam, Frankfurt, Paris, Milan, Tokyo, Hong Kong, Mumbai and Sydney.

FactSet Research Systems Inc.

Consolidated Statements of Income - Unaudited

	Three Months Ended November 30,
(In thousands, except per share data)	2009	2008
Revenues	$155,243	$155,632
Operating expenses
Cost of services	50,407	53,332
Selling, general and administrative	50,789	50,970

Total operating expenses	101,196	104,302
Operating income	54,047	51,330
Other income	238	618

Income before income taxes	54,285	51,948
Provision for income taxes	18,142	16,363

Net income	$36,143	$35,585

Diluted earnings per common share	$0.74	$0.73
Weighted average common shares (Diluted)	48,876	49,076

FactSet Research Systems Inc.

Consolidated Statements of Financial Condition - Unaudited

(In thousands)	November 30, 2009	August 31, 2009
ASSETS
Cash and cash equivalents	$217,861	$216,320
Accounts receivable, net of reserves	60,310	62,854
Prepaid FactSet Fundamentals database updates	661	1,787
Prepaid taxes	7,213	7,415
Deferred taxes	4,321	4,319
Other current assets	5,196	6,715

Total current assets	295,562	299,410
Property, equipment, and leasehold improvements, net	88,427	88,379
Goodwill	183,123	181,355
Intangible assets, net	45,068	46,350
Deferred taxes	12,676	12,295
Other assets	5,394	5,348

Total assets	$630,250	$633,137

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$29,309	$25,121
Accrued compensation	14,018	41,889
Deferred fees	18,080	23,005
Dividends payable	9,423	9,348

Total current liabilities	70,830	99,363
Deferred taxes	3,860	3,794
Taxes payable	6,761	6,437
Deferred rent and other non-current liabilities	22,882	22,714

Total liabilities	$104,333	$132,308
Stockholders’ Equity
Common stock	$592	$581
Additional paid-in capital	296,214	248,840
Treasury stock, at cost	(467,114)	(414,995)
Retained earnings	703,346	676,626
Accumulated other comprehensive loss	(7,121)	(10,223)

Total stockholders’ equity	525,917	500,829

Total liabilities and stockholders’ equity	$630,250	$633,137

FactSet Research Systems Inc.

Consolidated Statements of Cash Flows - Unaudited

	Three Months Ended November 30,
(In thousands)	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$36,143	$35,585
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	9,149	8,455
Stock-based compensation expense	2,957	4,173
Deferred income taxes	(321)	(2,796)
Gain on sale of assets	(157)	(130)
Tax benefits from share-based payment arrangements	(15,082)	(376)
Changes in assets and liabilities
Accounts receivable, net of reserves	2,544	3,546
Accounts payable and accrued expenses	4,082	4,820
Accrued compensation	(28,093)	(25,579)
Deferred fees	(4,925)	(1,689)
Taxes payable, net of prepaid taxes	16,620	14,946
Prepaid fundamentals database updates	1,375	1,375
Landlord contributions	213	687
Other working capital accounts, net	730	(3,257)

Net cash provided by operating activities	25,235	39,760
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of investments	—	25,260
Purchases of property, equipment and leasehold improvements	(6,738)	(9,379)

Net cash (used in) provided by investing activities	(6,738)	15,881
CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(9,282))	(8,586)
Repurchase of common stock	(52,118)	(42,275)
Proceeds from employee stock plans	28,529	3,487
Tax benefits from share-based payment arrangements	15,082	376

Net cash used in financing activities	(17,789)	(46,998)
Effect of exchange rate changes on cash and cash equivalents	833	(2,773)

Net increase in cash and cash equivalents	1,541	5,870
Cash and cash equivalents at beginning of period	216,320	117,986

Cash and cash equivalents at end of period	$217,861	$123,856